Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Reebonz Holding Limited as of December 19, 2018:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Draper Oakwood Technology Acquisition Inc.	Delaware

Reebonz Limited	Singapore

Reebonz Taiwan Branch	Taiwan

Reebonz Hk Limited	Hong Kong

Reebonz Lifestyle Sdn Bhd	Malaysia

Reebonz Pty Ltd	Australia

Reebonz (Thailand) Limited	Thailand

Pt Reebonz	Indonesia

Reebonz Korea Co., Ltd.	South Korea

Invitree Co., Ltd	South Korea

Reebonz Fujimori Kabushiki Kaisha	Japan

Reebonz Japan Kabushiki Kaisha	Japan

Reebonz Usa Inc.	Delaware